EXHIBIT 2:

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 29, 2009, relating to the Financial Statements of Mass  Megawatts Wind Power, Inc., which appears in Mass Megawatts Wind Power Inc.’s Annual Report on Form 10K/A for the year ended April 30, 2009.

Malone and Bailey

Certified Public Accountants

Houston, Texas

August 27, 2009